Exhibit (k)(10)

AMENDMENT TO LOAN AGREEMENT

THIS AMNEDMENT No. 1 (the “Amendment”) to the LOAN AGREEMENT (the “Agreement”) by and between Owl Rock Feeder FIC ORCIC Debt LLC, a Delaware limited liability company (“Lender”) and Owl Rock Core Income Corp., a Maryland corporation (the “Borrower”) is made, entered into and effective as of March 31, 2021 (the “Effective Date”).

RECITALS

WHEREAS, capitalized terms used but not defined herein, have the meaning given thereto in the Agreement; and

WHEREAS, the parties desire to enter into this Amendment to increase the loan amount from a principal sum of up to $50,000,000.00 to $75,000,000 (the “Loan Amount”).

AMENDMENTS

NOW THEREFORE, in consideration of the mutual covenants hereinafter contained, it is hereby agreed as follows:

1.	Paragraph 1 of the Agreement is hereby amended and restated in its entirety as follows:

Loans. Subject to the terms of this Agreement and the Revolving Promissory Note issued by Borrower to Lender in the principal amount of $75,000,000.00 (the “Revolving Note”) in substantially the form attached hereto as Exhibit A, Borrower agrees to take and Lender agrees to make certain Advances (as defined below) of up to and including the Loan Amount, said loan to be evidenced by the Revolving Note. The terms and conditions of the Revolving Note are hereby expressly incorporated herein by reference and made a part hereof.

2.	Exhibit A to the Agreement is hereby amended to reflect that the principal sum that may be borrowed pursuant thereto is hereby increased to $75,000,000.

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Exhibit (k)(10)

IN WITNESS WHEREOF, each of the Borrower and Lender have caused this Amendment to be executed and delivered by its respective duly authorized officer, as of the date first shown above.

Owl Rock Core Income Corp.

By:	/s/ Bryan Cole
Name:	Bryan Cole
Title:	Chief Financial Officer and Chief Accounting Officer

Owl Rock Feeder FIC ORCIC Debt LLC

By:	/s/ Alan Kirshenbaum
Name:	Alan Kirshenbaum
Title:	Chief Financial Officer of Owl Rock Feeder FIC LLC, Sole Member